Exhibit 10.18

DISC MEDICINE, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made between Disc Medicine, Inc. (formerly Gemini Therapeutics, Inc.), (the “Company”), and Joanne Bryce, CPA (the “You”) and is effective as of the closing of the proposed business combination among the Company, Disc Medicine Opco, Inc. (formerly Disc Medicine, Inc.) and Gemstone Merger Sub, Inc. pursuant to that certain Agreement and Plan of Merger, dated as of August 9, 2022 (the “Effective Date”). Except with respect to the Restrictive Covenants Agreement and the Equity Documents (each as defined below), this Agreement supersedes in all respects all prior agreements between you and Disc Medicine, Inc., predecessor in interest to the Company, regarding the subject matter herein, including without limitation the offer letter between you and Disc Medicine, Inc. dated September 14, 2021 (the “Prior Agreement”).

WHEREAS, the Company desires to continue to employ you and you desire to continue to be employed by the Company on the new terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Employment.
(a)
Term. The Company shall employ you and you shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). Your employment with the Company will continue to be “at will,” meaning that your employment may be terminated by the Company or you at any time and for any reason subject to the terms of this Agreement.
(b)
Position and Duties. You shall serve as the Chief Financial Officer of the Company and shall report directly to the Chief Executive Officer (“CEO”). You shall have such powers and duties as may from time to time be prescribed by the CEO or other duly authorized executive which are consistent with your position as Chief Financial Officer. You shall devote your full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, you may serve on other boards of directors, with the approval of the Board of Directors of the Company (including any committee thereof, the “Board”), which approval shall not unreasonably be withheld by the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not interfere with your performance of your duties to the Company. To the extent applicable, you shall be deemed to have resigned from all officer and, if applicable, board member positions that you hold with the Company or any of its respective subsidiaries and affiliates upon the termination of your employment for any reason. You shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.
2.
Compensation and Related Matters.
(a)
Base Salary. Your initial base salary shall be paid at the rate of $419,000 per year. Your base salary shall be subject to periodic review and increase (but not decrease, except for an across-the-board reduction of no greater than 10% based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company) by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers.
(b)
Incentive Compensation. You shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. Your target annual incentive compensation shall be forty percent (40%) of your Base Salary. The target annual incentive compensation in effect at any given time is referred to herein as “Target Bonus.” The actual amount of your annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time (the “Bonus”). Except as otherwise provided herein, to earn incentive compensation, you must be employed by the Company on the day such incentive compensation is paid. The incentive compensation for each fiscal year will be paid no later than two and a half months following such fiscal year.
(c)
Expenses. You shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by you during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.
(d)
Other Benefits. You shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.
(e)
Paid Time Off. You shall be entitled to take paid time off in accordance with the Company’s applicable paid time off policy for executives, as may be in effect from time to time. You shall also be entitled to all paid holidays given by the Company to its employees.
(f)
Equity. The equity awards held by you shall continue to be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such equity awards held by you (collectively, the “Equity Documents”); provided, however, and notwithstanding anything to the contrary in the Equity Documents, Section 6(a)(ii) of this Agreement shall apply in the event of a termination by the Company without Cause or by you for Good Reason in either event within the Change in Control Period (as such terms are defined below).
3.
Termination. Your employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)
Death. Your employment hereunder shall terminate upon your death.
(b)
Disability. The Company may terminate your employment due to your “Disability” if you are unable to perform the essential functions of your then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period you are disabled so as to be unable to perform the essential functions of your then existing position or positions with or without reasonable accommodation, you may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company who is board certified in the specialty relevant to your medical condition to whom you or your guardian has no reasonable objection as to whether you are disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. You shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and you shall fail to submit such certification, the Company’s reasonable determination of such issue shall be binding on you. Nothing in this Section 3(b) shall be construed to waive your rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(c)
Termination by Company for Cause. The Company may terminate your employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following:
(i)
conduct by you constituting a material act of intentional misconduct in connection with the performance of your duties, including, without limitation, (A) willful failure or willful refusal to perform material responsibilities that have been lawfully requested by the CEO; (B) intentional dishonesty to the CEO with respect to any material matter; or (C) intentional misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;

(ii)
the commission by you of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;
(iii)
any intentional misconduct by you, regardless of whether or not in the course of your employment, that results in material injury or material reputational harm to the Company or any of its subsidiaries or affiliates if you were to continue to be employed in the same position;
(iv)
your continued willful non-performance by you of your duties hereunder (other than by reason of your physical or mental illness, incapacity or Disability) which has continued for more than 30 days following written notice of such non-performance from the CEO;
(v)
a material breach by you of any of the provisions contained in Section 8 of this Agreement or the Restrictive Covenants Agreement and, if such breach is curable, has continued for more than 30 days following written notice of such material breach (as defined below); or
(vi)
your willful failure to reasonably cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being reasonably instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
(d)
Termination by the Company without Cause. The Company may terminate your employment hereunder at any time without Cause. Any termination by the Company of your employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or Disability of you under Section 3(a) or (b) shall be deemed a termination without Cause.
(e)
Termination by You. You may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that you have completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without your written consent (each, a “Good Reason Condition”):
(i)
a material diminution in your responsibilities, authority or duties
(ii)
a material diminution in your Base Salary except for across-the-board salary reductions of no greater than 10% based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;
(iii)
a material change of at least thirty (30) miles of the location of the physical Company office to which you report (which to avoid doubt does not include any home office you may have); or
(iv)
a breach by the Company of the material terms of this Agreement or any other written agreement between the Company and you.

The “Good Reason Process” consists of the following steps:

(v)
you reasonably determine in good faith that a Good Reason Condition has occurred;
(vi)
you notify the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition;
(vii)
you cooperate in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition;
(viii)
notwithstanding such Cure Period, the Good Reason Condition continues to exist; and
(ix)
you terminate employment within 60 days after the end of the Cure Period.

If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

If your employment with the Company is terminated for any reason, the Company shall pay or provide to you (or your authorized representative or estate) (i) any Base Salary earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement); (iii) your accrued but unused vacation days or PTO; (iv) any vested benefits you may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans; and (v) if your employment is terminated by the Company because of your death or Disability, a lump sum payment of any earned, but unpaid Bonus for the fiscal year prior to the fiscal year your employment is terminated because of your death or Disability (collectively, the “Accrued Obligations”). The earned but unpaid Bonus in subsection (v) will be paid at the same time as the Company pays bonuses to similarly situated executives, but in no event later than the end of the taxable year in which the Date of Termination occurs.

4.
Notice and Date of Termination.
(a)
Notice of Termination. Except for termination as specified in Section 3(a), any termination of your employment by the Company or any such termination by you shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
(b)
Date of Termination. “Date of Termination” shall mean: (i) if your employment is terminated by death, the date of death; (ii) if your employment is terminated on account of Disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if your employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if your employment is terminated by you under Section 3(e) other than for Good Reason, 14 days after the date on which a Notice of Termination is given, and (v) if your employment is terminated by you under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that you give a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement. However, the Company will continue paying you your Base Salary until the original Date of Termination.
5.
Severance Pay and Benefits Upon Termination by the Company without Cause or by You for Good Reason Outside the Change in Control Period. If your employment is terminated by the Company without Cause as provided in Section 3(d), or you terminate employment for Good Reason as provided in Section 3(e), each outside of the Change in Control Period (as defined below), then, in addition to the Accrued Obligations, and subject to (i) your signing a separation agreement and release in a form and manner reasonably satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities, a reaffirmation of all of your Continuing Obligations (as defined below), and shall provide that if you materially breach any of the Continuing Obligations, and if such breach is curable, which has continued for more than 30 days following written notice of such breach, all payments of the Severance Amount shall immediately cease (the “Separation Agreement and Release”), and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), which shall include a seven (7) business day revocation period:
(a)
the Company shall pay you an amount equal to nine (9) months of your Base Salary (the “Severance Amount”); provided in the event you are entitled to any payments pursuant to the Restrictive Covenants Agreement, as a condition of such receipt of the Severance Amount, you shall acknowledge and agree in the Separation Agreement and Release that such Severance Amount will be in lieu of any garden leave pay under the Restrictive Covenants Agreement;

(b)
a lump sum payment of any earned, but unpaid Bonus for the fiscal year prior to the fiscal year of your Date of Termination, to be paid at the same time as the Company pays bonuses to similarly situated executives, but in no event later than the end of the taxable year in which the Date of Termination occurs; and
(c)
subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider, the COBRA provider or you a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the nine (9) month anniversary of the Date of Termination; (B) your eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of your continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under Sections 5(a) and (c), to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over nine (9) months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6.
Severance Pay and Benefits Upon Termination by the Company without Cause or by You for Good Reason within the Change in Control Period. The provisions of this Section 6 shall apply in lieu of, and expressly supersede, the provisions of Section 5 if (i) your employment is terminated either (a) by the Company without Cause as provided in Section 3(d), or (b) by you for Good Reason as provided in Section 3(e), and (ii) the Date of Termination is within 3 months prior to, or within 12 months after, the occurrence of the first event constituting a Change in Control (as defined below) (such period, the “Change in Control Period”). These provisions of Section 6 shall terminate and be of no further force or effect after a Change in Control Period.
(a)
If your employment is terminated by the Company without Cause as provided in Section 3(d) or you terminate employment for Good Reason as provided in Section 3(e) and in each case the Date of Termination occurs during the Change in Control Period, then, in addition to the Accrued Obligations, and subject to the signing of the Separation Agreement and Release by you and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release but in no event more than 60 days after the Date of Termination:
(i)
the Company shall pay you a lump sum in cash in an amount equal to the sum of (A) twelve (12) months of your then current Base Salary (or your Base Salary in effect immediately prior to the Change in Control, if higher), (B) your Target Bonus for the then-current fiscal year; and (C) any earned, but unpaid Bonus for the fiscal year prior to the fiscal year of your Date of Termination, (the “Change in Control Payment”) provided that, if applicable and as a condition of such receipt of the Change in Control Payment, you shall acknowledge and agree in the Separation Agreement and Release that such Change in Control Payment will be in lieu of any garden leave pay under the Restrictive Covenants Agreement; and
(ii)
notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all time-based stock options and other stock-based awards subject to time-based vesting held by you (the “Time-Based Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the Date of Termination or (ii) the effective date of the Separation Agreement and Release (the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the

Date of Termination in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between your Date of Termination and the Accelerated Vesting Date; and
(iii)
subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider, the COBRA provider or you a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the 12-month anniversary of the Date of Termination; (B) your eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of your continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under this Section 6(a) (other than 6(a)(i)(C)), to the extent taxable, shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period. The amount payable under Section 6(a)(i)(C) shall be paid at the same time as the Company pays bonuses to similarly situated executives, but in no event later than the end of the taxable year in which the Date of Termination occurs.

(b)
Additional Limitation.
(i)
Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which you became the subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in you receiving a higher After Tax Amount (as defined below) than you would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(ii)
For purposes of this Section 6(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on you as a result of your receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)
The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or you. Any determination by the Accounting Firm shall be binding upon the Company and you.
(iv)
Definitions. For the purposes of this Section 6, a “Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events: (a) the sale or transfer of all or substantially all of the assets of the Company (i.e., >50% of the value) on a consolidated basis to one or more unrelated persons or entities, (b) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power or fair market value of the stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (c) the sale of all or substantially all of the stock of the Company to an unrelated person, entity or group thereof acting in concert, (d) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company, or (e) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election provided that with respect to any of the clauses (a) through (e) any capital raising transaction of the Company (including the Company’s IPO) shall not be treated as a “Change in Control.” Notwithstanding any other provision of this Agreement (other than the foregoing proviso), “Change in Control” shall be interpreted, administered and applied in a manner consistent and in compliance with a “change in control event” as set forth in Treasury Regulation Section 1.409A-3(i)(5) (“Change in Control Event”).
7.
Section 409A.
(a)
Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement or otherwise on account of your separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)
All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)
To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).

(d)
The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement or the Restrictive Covenants Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)
The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
8.
Continuing Obligations.
(a)
Restrictive Covenants Agreement. The Disc Medicine, Inc. Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement effective as of September 14, 2021 (the “Restrictive Covenants Agreement”), between Disc Medicine, Inc. and you, attached hereto as Exhibit A, continue to be in full force and effect. For purposes of this Agreement, the obligations in this Section 8 and those that arise in the Restrictive Covenants Agreement shall collectively be referred to as the “Continuing Obligations.”
(b)
Third-Party Agreements and Rights. You hereby confirm that you are not bound by the terms of any agreement with any previous employer or other party which restricts in any way your use or disclosure of information, other than confidentiality restrictions (if any), or your engagement in any business. You represent to the Company that your execution of this Agreement, your employment with the Company and the performance of your proposed duties for the Company will not violate any obligations you may have to any such previous employer or other party. In your work for the Company, you will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and you will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(c)
Litigation and Regulatory Cooperation. During and after your employment, you shall reasonably cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information. Your full reasonable cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also shall reasonably cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out‑of‑pocket expenses incurred in connection with your performance of obligations pursuant to this Section 8(c). The Company agrees that if you have provided fifteen (15) hours of cooperation to the Company after your Date of Termination, the Company shall pay you an hourly rate of $400 for any additional hours of cooperation, over the initial fifteen (15) hours, except for your testimony pursuant to a lawfully issued summons or subpoena. The Company further agrees that it will pay/reimburse your reasonable out-of-pocket expenses and fees within thirty (30) days of your submission of receipts and invoices to the Company.
(d)
Relief. You agree that it may be difficult to measure any damages caused to the Company which might result from any breach by you of the Continuing Obligations, and that in any event money damages may be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

(e)
Protected Disclosures and Other Protected Action. Nothing in this Agreement shall be interpreted or applied to prohibit you from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that you reasonably believe constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Restrictive Covenants Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
9.
Arbitration of Disputes.
(a)
Arbitration Generally. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of your employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or retaliation, whether based on race, religion, national origin, sex, gender, age, disability, sexual orientation, or any other protected class under applicable law, including without limitation Massachusetts General Laws Chapter 151B) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in Boston, Massachusetts in accordance with the JAMS Employment Arbitration Rules, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. You understand that you may only bring such claims in your individual capacity, and not as a plaintiff or class member in any purported class proceeding or any purported representative proceeding. You further understand that, by signing this Agreement, the Company and you are giving up any right they may have to a jury trial on all claims they may have against each other. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 9 shall be specifically enforceable. Notwithstanding the foregoing, this Section 9 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including without limitation relief sought under the Restrictive Covenants Agreement; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 9.
(b)
Arbitration Fees and Costs. You shall be required to pay an arbitration fee to initiate any arbitration equal to what you would be charged as a first appearance fee in court. The Company shall pay the remaining fees and costs of the arbitrator. Each party shall pay its own costs and attorneys’ fees, if any. If, however, any party prevails on a statutory or contractual claim that entitles the prevailing party to attorneys’ fees (including pursuant to this Agreement), the arbitrator will award attorneys’ fees to the prevailing party to the extent permitted by law.
10.
Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 9 of this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, you (a) submit to the exclusive personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
11.
Indemnification. The “Indemnification Agreement” between the Company and you, dated December 29, 2022 (the “Indemnification Agreement”) is hereby incorporated by reference.
12.
No Mitigation. The Company agrees that if your employment by the Company is terminated during the term of this Agreement, you are not required to seek other employment or to attempt in any way to reduce any amounts payable to you by the Company pursuant to Sections 5 or 6 hereof. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by you.
13.
Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including the Prior Agreement, provided that the Restrictive Covenants Agreement, the Indemnification Agreement and the Equity Documents remain in full force and effect.
14.
Withholding; Tax Effect. All payments made by the Company to you under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
15.
Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets, but only on the condition that it assigns both its rights and obligations. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of yours and the Company’s respective successors, executors, administrators, heirs, personal representatives, and permitted assigns. In the event of your death prior to the completion by the Company of any payments due to you under Sections 5 or 6 of this Agreement, the Company shall continue such payments to the beneficiary you designated in writing to the Company prior to your death, or to your estate, heirs, executors or personal representatives if you failed to make such designation.
16.
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
17.
Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of your employment to the extent necessary to effectuate the terms contained herein.
18.
Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
19.
Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to you at the last address you have on file in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
20.
Amendment. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.
21.
Effect on Other Plans and Agreements. An election by you to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by you for the purpose of interpreting the provisions of any of the Company's benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of you under the Company’s benefit plans, programs or policies except as otherwise provided in Section 8 hereof, and except that you shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise. In the event that you are a party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and you may receive payment under this Agreement only and not both. Further, Section 5 and Section 6 of this Agreement are mutually exclusive and in no event shall you be entitled to payments or benefits pursuant to both Section 5 and Section 6 of this Agreement.
22.
Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.
23.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

DISC MEDICINE, INC.

By:	/s/ John D. Quisel
Its:	President and Chief Executive Officer

EXECUTIVE

/s/ Joanne Bryce

Joanne Bryce, CPA

Exhibit A

Restrictive Covenants Agreement

1